Exhibit 3.1
CERTIFICATE OF DESIGNATIONS OF
RIGHTS, PREFERENCES AND PRIVILEGES OF
SERIES A PREFERRED STOCK
OF
3D SYSTEMS CORPORATION

Pursuant to Section 151 of the Delaware General Corporation law

The undersigned hereby certifies that the following resolution has been adopted by the Board of Directors of 3D Systems Corporation, a Delaware corporation (the “Corporation”) as required by Section 151 of the Delaware General Corporation Law at a meeting duly called and held on December 9, 2008;

RESOLVED that pursuant to the authority granted to and vested in the Board of Directors of the Corporation (hereinafter called the “Board of Directors”) in accordance with the provisions of the Certificate of Incorporation, as amended, of the Corporation, the Board of Directors hereby creates a new series of the previously authorized Preferred Stock, par value $.001 per share (the “Preferred Stock”) of the Corporation, and hereby states the designation and number of shares, and fixes the relative rights, preferences and limitations thereof as follows:

Section 1.  Designation and Amount.  The shares of such series shall be designated as “Series A Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting the Series A Preferred Stock shall be one million (1,000,000) shares of Series A Preferred Stock each of which shall have a par value of $0.001 per share.  Such number of shares may be increased or decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation that are by their terms convertible into Series A Preferred Stock.

Section 2.  Dividends and Distributions.

(a)           Subject to the rights of the holders of any shares of any series of Preferred Stock or other capital stock of the Corporation ranking senior in right of payment to the Series A Preferred Stock with respect to dividends (such securities being hereafter referred to as Senior Securities”), the holders of record of shares of Series A Preferred Stock outstanding from time to time, shall be entitled to receive cumulative preferential dividends, when, as and if declared by the Board of Directors out of funds legally available for the purpose in preference to the holders of Common Stock, par value $0.001 per share (the “Common Stock”), of the Corporation and any other class or series of capital stock ranking junior in right of payment of dividends to the Series A Preferred Stock (such securities being hereafter referred to as “Junior Stock”) in the amounts set forth below.

(b)           At any time that any Shares of Series A Preferred Stock are issued and outstanding, no dividend or distribution on the Common Stock or any other Junior Stock shall be declared, paid or set aside for payment on the Common Stock or such other class or series of Junior Stock unless amounts sufficient to effect such dividend or distribution to the holders of Common Stock and such other class or series of Junior Stock are available to make such dividend or distribution after giving effect to the amounts required to be paid or distributed to the holders of Series A Preferred Stock.  The Corporation shall declare each dividend or distribution to be made to the holders of record of Series A Preferred Stock in preference to and immediately prior to the time that it declares any similar dividend or distribution on the Common Stock or any other class or series of Junior Stock.

(c)           Dividends on each outstanding share of Series A Preferred Stock shall begin to accrue on a cumulative basis from the date on which such share shall become issued and outstanding and shall continue to accrue on a cumulative basis until the close of business on the day before such share of Series A Preferred Stock ceases to be outstanding.

(d)           Subject to the rights of the holders of any Senior Securities, before the Corporation shall declare or pay any dividend or make any distribution on the Common Stock or any other class or series of Junior Stock payable in assets, securities or other forms of non-cash consideration (other than dividends or distributions paid ratably to all holders of shares of Common Stock solely in shares of Common Stock), the Corporation shall declare, set aside and pay on each whole outstanding share of record of Series A Preferred Stock, a dividend or distribution in like kind equal to the Formula Number (as defined below) then in effect multiplied by the per share amount of such dividend or distribution to be declared and distributed on each share of the Common Stock or other Junior Stock.  As used herein and subject to adjustment as provided herein, the “Formula Number” shall be 100; provided, however, that if at any time after December 22, 2008, the Corporation shall (i) declare or pay any dividend or make any distribution on the Common Stock, payable solely in shares of Common Stock, (ii) subdivide (by a stock split or otherwise), the outstanding shares of Common Stock into a larger number of shares of Common Stock, or (iii) combine (by a reverse stock split or otherwise) the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then in each such case the Formula Number in effect immediately prior to such event shall be adjusted to a number determined by multiplying the Formula Number then in effect by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event (and rounding the result to the nearest whole number); provided further, that, if at any time after December 22, 2008, the Corporation shall issue any shares of its capital stock in a merger, reclassification or change of the outstanding shares of Common Stock, then in each such event the Formula Number shall be appropriately adjusted to reflect the effect of such merger, reclassification or change so that each share or Series A Preferred Stock then outstanding shall continue to be the economic equivalent of the number of shares of Common Stock issued and outstanding prior to such merger, reclassification or change after adjusting the Formula Number.

(e)           Subject to the rights of the holders of any Senior Securities, before the Corporation shall declare or pay any dividend or make any distribution on the Common Stock or any other class or series of Junior Stock payable in cash, the Corporation shall declare, set aside and pay to each holder of record of each whole outstanding share of Series A Preferred Stock:

(i)           a dividend or distribution in an amount in cash (rounded to the nearest cent) equal to the Formula Number then in effect multiplied by the per share amount of such dividend or distribution to be declared and distributed on each share of the Common Stock or other Junior Stock; and

(ii)           a cash dividend on the first day of January, April, July and October in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the date on which such share of Series A Preferred Stock was first issued and became outstanding, in an amount per share (rounded to the nearest cent but not less than zero) equal to $1.00 per whole share of Series A Preferred Stock issued and outstanding less the per share amount of all cash dividends declared pursuant to clause (i) of this sentence before giving effect to the application of the Formula Number since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the date that any then outstanding shares of Series A Preferred Stock authorized pursuant to this Certificate of Designations were first issued and became outstanding.

(f)           The Board of Directors may fix a record date for the determination of holders of record of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior nor less than 10 days prior to the date fixed for the payment thereof.

Section 3.  Voting Rights.  The holders of record of outstanding shares of Series A Preferred Stock shall have the following voting rights:

(a)           Each holder of record of Series A Preferred Stock shall be entitled to a number of votes equal to the Formula Number then in effect, for each share of Series A Preferred Stock held of record on each matter on which holders of the Common Stock or stockholders generally are entitled to vote, multiplied by the maximum number of votes per share which any holder of the Common Stock or stockholders generally then have with respect to such matter (assuming any holding period or other requirement to vote a greater number of shares is satisfied).

(b)           Except as otherwise provided herein, in any other Certificate of Designations creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(c)           Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4.  Certain Restrictions.

(a)           Whenever any dividends or distributions required to be made to the holders of Series A Preferred Stock are in arrears or the Corporation shall be in default in payment thereof, thereafter and until all accrued and unpaid amounts, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid or set aside for payment in full, the Corporation shall not:

(i)           declare or pay dividends, or make any other distributions on or redeem or purchase or otherwise acquire for consideration any shares of Common Stock or other shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, except for any shares of Common Stock that the Corporation has the right or obligation to acquire pursuant to any stock-based compensation plan then in effect;

(ii)           declare or pay dividends, or make any other distributions, on the shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)           redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior or on a parity (either as to dividends or upon liquidation, dissolution or winding up) to or with the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior or parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock, except for any shares of Common Stock that the Corporation has the right or obligation to acquire pursuant to any stock-based compensation plan then in effect; or

(iv)           redeem or purchase or otherwise acquire for consideration shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b)           The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5.  Reacquired Shares.  Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof.  All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock or any increase in the authorized number of shares of Series A Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, as amended or restated from time to time,, or in any other Certificate of Designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

Section 6.  Liquidation, Dissolution or Winding Up.  Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, no distribution shall be made (a) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received an amount equal to the accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of (i) $0.01 per whole share, or (ii) an aggregate amount per share equal to the Formula Number then in effect times the aggregate amount to be distributed per share to holders of Common Stock, or (b) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, unless simultaneously therewith distributions are made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of Series A Preferred Stock shares are entitled under clause (a)(i) of this sentence and to which the holders of such parity shares are entitled in each case upon such liquidation, dissolution or winding up.

Section 7.  Consolidation, Merger, etc.  If the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share equal to the Formula Number then in effect multiplied by the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.  In the event that both this Section 7 and Section 2 appear to apply to a transaction, this Section 7 shall control.

Section 8.  Effective Time of Adjustments.

(a)           Adjustments to the Series A Preferred Stock required by the provisions hereof shall be effective as of the time at which the event requiring such adjustments occurs.

(b)           The Corporation shall give prompt written notice to each holder of a share of Series A Preferred Stock of the effect on any such shares of any adjustment to the dividend rights or rights upon liquidation, dissolution or winding up of the Corporation required by the provisions hereof.  Notwithstanding the foregoing sentence, the failure of the Corporation to give such notice shall not affect the validity of or the force or effect of or the requirement for such adjustment.

Section 9.  No Redemption.  The shares of Series A Preferred Stock shall not be redeemable.

Section 10.  Rank.  Unless otherwise provided in the Certificate of Incorporation, as amended or restated from time to time, or a Certificate of Designations relating to the subsequent series of Preferred Stock of the Corporation, the Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation’s Preferred Stock.

Section 11.  Fractional Shares. The Series A Preferred Stock shall be issuable upon exercise of the Rights issued pursuant to that certain Rights Agreement dated as of December 9, 2008 entered into between the Corporation and the Rights Agent identified therein in whole shares. Except as otherwise provided in the Rights Agreement, no holder of any fraction of a share of Series A Preferred Stock shall be entitled to receive dividends, exercise voting rights, participate in distributions or to have the benefit of any of the other rights of holders of Series A Preferred Stock.  Under the terms of the Rights Agreement, in lieu of fractional shares, the Corporation, prior to the first issuance of any share of Series A Preferred Stock, may elect (1) to make a cash payment as provided in the Rights Agreement for fractions of a share or (2) to issue depository receipts evidencing authorized fractions of a share of Series A Preferred Stock pursuant to an appropriate agreement between the Corporation and a depository selected by the Corporation; provided that such agreement shall provide that the holders of record of such depository receipts shall have the rights, privileges and preferences to which they are entitled as holders of record of the Series A Preferred Stock.

Section 12.  Amendment.  The Certificate of Incorporation, as amended or restated from time to time, of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting together as a single class.

IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation this 9th day of December, 2008.

3D SYSTEMS CORPORATION

By:           /s/ Robert M. Grace, Jr.
 Name:  Robert M. Grace, Jr.
 Title:    Vice President, General Counsel & Secretary